                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]     Preliminary Proxy Statement                                    [_]     Confidential, for Use by the
[X]     Definitive Proxy Statement                                             Commission Only (as permitted by
[_]     Definitive Additional Materials                                        Rule 14a-6(e)(2))
[_]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               KOPIN CORPORATION
                               -----------------
               (Name of registrant as specified in its charter)

                               KOPIN CORPORATION
                               -----------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.  Title of each class of securities to which transaction applies:
         N/A

     2.  Aggregate number of securities to which transaction applies:
         N/A

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A

     4.  Proposed maximum aggregate value of transaction:
         N/A

     5.  Total fee paid:
         N/A

[_]  Fee paid previously with preliminary materials

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
         N/A

     2.  Form, Schedule or Registration Statement No.:
         N/A

     3.  Filing Party:
         N/A

     4.  Date Filed:    N/A
         N/A

                               KOPIN CORPORATION


                                                  April 20, 2000

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of KOPIN CORPORATION, to be held at 10:00 a.m. on May 25, 2000, at the Sheraton Framingham Hotel, 1657 Worcester Road, Framingham, Massachusetts (the "Meeting").

     The Notice of Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting.

     The Board of Directors of the Company encourages your participation in the Company's electoral process and, to that end, solicits your proxy. You may give your proxy by completing, dating and signing the Proxy Card and returning it promptly in the enclosed envelope. You are urged to do so even if you plan to attend the Meeting.

                              Sincerely,



                              JOHN C.C. FAN, Chairman





          695 Myles Standish Boulevard, Taunton, Massachusetts 02780

                               KOPIN CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held On May 25, 2000

                           ________________________

     Notice is hereby given that the Annual Meeting (the "Meeting") of Stockholders of Kopin Corporation (the "Company") will be held at the Sheraton Framingham Hotel, 1657 Worcester Road, Framingham, Massachusetts on May 25, 2000, at 10:00 a.m., local time, to consider and act upon the following matters:

     1. A proposal to elect six (6) directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2. A proposal to amend the Company's certificate of incorporation to increase the number of authorized shares from 60,000,000 to 120,000,000.

     3. A proposal to ratify the amendment of the Company's 1992 Stock Option Plan to increase the number of shares authorized for issuance under the Plan.

     4. A proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the current fiscal year.

     5. Such other business as may properly come before the Meeting or any adjournments thereof.

     Stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Meeting and any adjourned sessions thereof. All stockholders are cordially invited to attend the Meeting.

                         By Order of the Board of Directors


                         JOHN C.C. FAN, Chairman


Taunton, Massachusetts
April 20, 2000

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

                               KOPIN CORPORATION
                         695 Myles Standish Boulevard
                         Taunton, Massachusetts 02780


                              ___________________

                                PROXY STATEMENT
                              ___________________


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of KOPIN CORPORATION (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 25, 2000, and at any adjourned session thereof. This proxy statement was first mailed to stockholders on or about April 20, 2000. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

     The close of business on March 31, 2000 has been established as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of the record date, there were issued and outstanding and entitled to vote 31,393,976 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Holders of shares of Common Stock are entitled to one vote for each share owned at the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any proxy may be revoked at any time before it is voted by written notice, received by the Secretary of the Company prior to the Meeting, or by revocation of a written proxy by request in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted.

     All proxies will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other proposals which may properly come before the Meeting. If, in a proxy submitted on behalf of a stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will not be counted as present at the meeting with respect to such proposals, and such "non-votes" will have no effect on the voting on such proposals, except for Proposal 2, for which such "non-votes" will have the effect of a vote against the Proposal. Proxies submitted with abstentions as to one or more proposals will be counted as present for purposes of establishing a quorum for such proposals, and such abstentions will have the effect of a vote against such proposals.

     The Board of Directors does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the notice of Meeting (the "Notice"). However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board shall consist of not less than three nor more than thirteen directors. The Board has fixed the number of directors at six. Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of each of the nominees to be directors of the Company until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. If any nominee is unavailable, such votes will be cast either for a substitute nominee or to fix the number of directors at a lesser number. The current Board has no reason to expect that any of the nominees will be unavailable.

     The following table sets forth certain information with respect to the persons who have been nominated to serve as directors of the Company. All of such persons are presently directors of the Company.

                                             Served as
                                             Director    Position and Offices
Name                               Age       Since       with the Company
----                               ---       -----       ----------------
John C.C. Fan...............       56        1984        President, Chief Executive
                                                         Officer, Director and
                                                         Chairman of the Board

David E. Brook (2) .........       59        1984        Secretary and Director

Andrew H. Chapman (1).......       45        1985        Director

Morton Collins (1)..........       64        1985        Director

Chi Chia Hsieh..............       55        1995        Director

Michael A. Wall (2).........       71        1984        Director

_____________________

(1)  Member of the Audit Committee of the Board of Directors.
(2)  Member of the Compensation Committee of the Board of Directors.

Background of Nominees for Director and Certain Officers

     John C.C. Fan, President, Chief Executive Officer, Chairman of the Board of Directors. Dr. Fan, a founder of the Company, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its organization in April 1984. He has also served as President of the Company since July 1990.

     David E. Brook, Secretary and Director. Mr. Brook is a founder of the Company and has served as a Director since 1984. Mr. Brook is the founder and senior partner of the patent law firm of Hamilton, Brook, Smith & Reynolds in Lexington, Massachusetts.

     Andrew H. Chapman, Director. Mr. Chapman has served as a Director of the Company since 1985. Mr. Chapman was a founder of MaxComm Technologies, Inc., a telecommunications company, and was a director and Executive Vice President of MaxComm from 1998 to 1999, when it was sold to Cisco

Systems. From 1994 to 1996, Mr. Chapman also served as Executive Vice President of Integrated Network Corporation, of which he has also served as a director. During that time, Mr. Chapman was also a founder and co-General Manager of Dagaz Technologies, Integrated Network's Multimedia Business Unit, which was sold to Cisco Systems in 1997. From its formation in 1988 to 1998, Mr. Chapman was also Managing Director of The Vertical Group, a private investment management company.

          Morton Collins, Director. Mr. Collins has served as a Director of the Company since 1985. Mr. Collins has been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981, and a General Partner of DSV Management Ltd. since 1982. Since 1985, DSV Management Ltd. has been the General Partner of DSV Partners IV, a venture capital limited partnership. Mr. Collins is also a director of The Liposome Company, Inc., ThermoTrex Corporation and a number of privately held companies.

          Chi Chia Hsieh, Director.   Dr. Hsieh has served as a Director of the
Company since December 1995. Dr. Hsieh is currently the Vice Chairman and was previously the President of Microelectronics Technology, Inc., a Taiwan corporation publicly traded on the Taiwan Stock Exchange.

          Michael A. Wall, Director. Mr. Wall is a founder of the Company and has served as a Director since 1984. Mr. Wall is a director and Chairman of Alkermes, Inc. Mr. Wall has founded, been a director of and/or managed numerous high technology firms in the last three decades, including Centocor, Inc. and Flow Laboratories, Inc.

Board of Directors Meetings and Committees

          During the fiscal year ended December 31, 1999 (the "1999 Fiscal Year"), the Board held six meetings. During the 1999 Fiscal Year, each incumbent director other than Dr. Hsieh attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which the individual director served.

          The Audit Committee presently is composed of two directors, Andrew H. Chapman and Morton Collins. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, review and setting of internal policies and procedure regarding audits, accounting and other financial controls, and reviewing related party transactions. During the 1999 Fiscal Year, the Audit Committee met two times.

          The Compensation Committee presently is composed of two directors, David E. Brook and Michael A. Wall. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company's 1992 Stock Option Plan, and other benefits and general review of the Company's employee compensation policies. None of the members of the Compensation Committee has been an employee of the Company at any time and none has any relationship with either the Company or the Company's officers requiring disclosure under applicable regulations of the Securities and Exchange Commission, except for Mr. Brook, who is a name partner of Hamilton, Brook, Smith & Reynolds, which is patent counsel to the Company. During the 1999 Fiscal Year, the Compensation Committee met two times.

          The Board recommends that the shareholders vote "FOR" the proposed nominees to the Board and the enclosed proxy will be so voted unless a contrary vote is indicated. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the meeting.

Executive Compensation

          The table below sets forth certain compensation information for the fiscal years ended 1999, 1998 and 1997 with respect to the Company's Chief Executive Officer and the four other most highly paid (in 1999) executive officers of the Company.

                          Summary Compensation Table

                                                                            Long-Term
                                                                          Compensation
                                                                             Awards
                                                                             ------
                                                                           Securities       All Other
         Name and                                  Annual Compensation     Underlying     Compensation(1)
                                                   -------------------
    Principal Position                Year       Salary ($)    Bonus($)    Options (#)         ($)
    ------------------                ----       ----------    --------    -----------      ----------
John C.C. Fan,                        1999        325,000        25,000       380,000          2,400
Chairman, CEO and                     1998        280,000             0        20,000          2,400
President                             1997        260,000        75,000       380,000          2,400

Richard A. Sneider                    1999        180,000        10,000        50,000          2,400
Treasurer and                         1998         54,000         7,500       100,000            839
Chief Financial Officer

Bor Yeu Tsaur                         1999        210,000        12,500        12,000          2,400
Executive Vice President -            1998        210,000        50,000             0          2,400
Display Operations                    1997         95,385             0       252,400          1,431

Matthew J. Micci,                     1999        196,103             0        15,000          2,400
Vice President -                      1998        179,500             0        15,000          2,400
Sales, Gallium Arsenide               1997        188,670             0        14,000          2,400

Daily S. Hill                         1999        122,000       177,787        24,000          2,400
Vice President -                      1998        118,000        68,720        20,000          2,400
Gallium Arsenide                      1997        109,000        54,882        26,000          2,400
Operations

______________
(1) Amounts represent the Company's matching contributions under the Company's 401(k) Plan.

     The following two tables disclose, for the Chief Executive Officer and the other named executives, information regarding stock options granted or exercised during, or held at the end of, 1999 pursuant to the Company's stock option plans.

                       Option Grants in Last Fiscal Year

                                                 Individual Grants                        Potential Realizable
                              -----------------------------------------------------
                              Number of      % of Total                                     Value at Assumed
                              Securities       Options                                        Annual Rates
                              Underlying     Granted to                                      of Stock Price
                               Options        Employees     Exercise                          Appreciation
                               Granted           in           Price      Expiration       for Option Term (3)
       Name                      (#)         Fiscal Year     ($/sh)         Date         5%($)          10%($)
       ----                      ---         -----------     ------         ----         -----          ------
John C. C. Fan                200,000 (1)        18.8         21.00       10/29/09     2,642,000       6,694,000
                              100,000 (2)         9.4         21.00       10/29/09       605,000       1,534,000
                               80,000 (2)         7.5          9.63        6/15/09       484,000       1,227,200

Richard A. Sneider             20,000 (1)         1.9         21.00       10/29/09       264,200         669,400
                               30,000 (2)         2.8          9.63        6/15/09       181,500         460,200

Bor Yeu Tsaur                  12,000 (1)         1.1         21.00       10/29/09       158,520         401,640

Matthew J. Micci               15,000 (1)         1.4         21.00       10/29/09       198,150         502,050

Daily S. Hill                  24,000 (1)         2.3         21.00       10/29/09       317,040         803,280

_____________

(1) Options granted under the Company's 1992 Stock Option Plan. Exercises of one-fourth of the options to purchase shares are permitted on the first, second, third and fourth anniversary dates of the grant provided such person is employed by the Company. Such options are not transferable, other than by will or the laws of descent and distribution and to certain immediate family members, trusts for the benefit of such family members and partnerships in which such family members are partners and to any other persons in the discretion of the Compensation Committee subject to certain restrictions.

(2) Options granted under the Company's 1992 Stock Option Plan. Such options are exercisable upon the attainment of certain corporate objectives. Such options are not transferable, other than by will or the laws of descent and distribution and to certain immediate family members, trusts for the benefit of such family members and partnerships in which such family members are partners and to any other persons in the discretion of the Compensation Committee subject to certain restrictions.

(3) The potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (typically 10 years) at the annual rate of 5% and 10%. The assumed annual rates of appreciation are computed in accordance with the rules and regulations of the Securities and Exchange Commission. No assurance can be given that the annual rates of appreciation assumed for the purposes of the table will be achieved, and actual results may be lower or higher. The closing price of the Common Stock on December 31, 1999 was $42.00.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                                      Number of
                                                                      Securities               Value of
                                                                      Underlying              Unexercised
                                                                     Unexercised             In-The-Money
                                                                      Options at              Options at
                                                                     12/31/99 (#)            12/31/99 ($)
                           Shares Acquired      Value Realized       Exercisable/            Exercisable/
        Name               on Exercise (#)          (1)($)          Unexercisable          Unexercisable(2)
        ----               ---------------        ----------        -------------          ----------------
John C.C. Fan                   146,790            1,685,684       898,000/300,000       30,254,000/7,650,000

Richard A. Sneider                N/A                  N/A           70,000/80,000        2,413,750/2,583,750

Bor Yeu Tsaur                    30,960              285,668       100,000/132,960        3,625,000/4,746,840

Matthew J. Micci                  6,400               70,600         95,400/22,000          3,500,600/567,320

Daily S. Hill                    10,000              124,375         73,650/30,750          2,634,370/743,720

_________________

(1) Value realized is based on the closing price of the Common Stock on the date of exercise minus the exercise price.

(2) Value of the Common Stock is based on the closing sale price of the Common Stock as of December 31, 1999 ($42.00) minus the exercise price.

Executive Employment Agreement

          The Company has entered into an employment agreement with Dr. John C.C. Fan pursuant to which the Company has agreed to employ Dr. Fan as Chief Executive Officer. The agreement provides for the assignment of all inventions made by Dr. Fan while in the employ of the Company and includes a covenant by Dr. Fan not to compete with the Company during his employment and for up to two years thereafter. The agreement expires February 20, 2002. Dr. Fan's salary is to be determined each year by the Board of Directors. At the end of 1999, the Board of Directors set Dr. Fan's annual salary for 2000 at $350,000.

Director Compensation

          In March 1994 the Board of Directors approved compensation for outside directors of $1,000 per meeting attended, including any special meeting or committee meeting not held on the same day as a regularly scheduled meeting of the Board of Directors. Under the Company's Director Stock Option Plan, each non-employee Director is entitled to receive an initial option grant for 30,000 shares on the date of his or her initial election to the Board of Directors and a subsequent option grant for 8,000 shares on each anniversary of his or her initial election to the Board of Directors. The Company also pays expenses for attendance at meetings of the Board of Directors and committees thereof.

Certain Transactions

          As a further retention device and reward to certain executives, in 1998, to augment the Company's existing executive compensation components, the Compensation Committee established an incentive compensation program under which officers were eligible to receive over a two year period beginning in 1999 certain cash based incentive compensation. This program was structured in the form of Company loans ranging between 50% to 100% of the officer's annual base salary. A percentage of these loans up to 100% is forgiven subject to the continued employment of the officer in 2000 and 2001. The original principal amounts of such loans made in 1999 included loans to the following officers:
John C.C. Fan ($280,000), Bor Yeu Tsaur ($210,000), Ronald P. Gale ($141,000),
Matthew M. Zavracky ($127,000), Daily S. Hill ($59,000) and Matthew J. Micci ($56,000). The outstanding balances of such loans as of March 31, 2000 consisted of loans to the following officers: John C.C. Fan ($265,250), Bor Yeu Tsaur ($197,500), Ronald P. Gale ($128,500), Matthew M. Zavracky ($114,500), Daily S.
Hill ($44,250) and Matthew J. Micci ($42,000).

                         COMPENSATION COMMITTEE REPORT
                                      ON
                            EXECUTIVE COMPENSATION

Compensation Philosophy

          The Company's executive compensation is based upon three primary components: base salary, incentive or bonus compensation, and grants of stock options. Each component is intended to serve the overall compensation philosophy of the Company. In this respect, the Compensation Committee (the "Committee") believes that compensation should reflect the value created for shareholders while supporting the Company's short and long term strategic goals.
Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success. Also, short and long term compensation play a critical role in attracting and retaining qualified executives.

Overall Objectives of Executive Compensation Program

          The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long term success of the Company. The Company's executive compensation philosophy is based on the following principles:

          .  Competitive and Fair Compensation

The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Committee compares the Company's compensation practices with its general understanding of those of companies in similar industries and at a similar stage of development. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

          .  Performance

Executive officers are rewarded based upon corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

          In evaluating each executive's performance, the Company generally conforms to the following process:

          . Prior to the beginning of the year, Company and individual goals and objectives are set.

          . Near the end of the year, the executive's manager, or, in the case of the Chief Executive Officer, the Compensation Committee, evaluates accomplishment of the executive's goals and objectives and his contributions to the Company.

          . The executive's performance is then compared with peers within the Company.

          . The comparative results, combined with the Committee's general understanding as to comparative compensation practices of similar companies at a similar stage of development, are then used to determine salary, incentive or bonus compensation and stock option compensation levels.

Compensation Program Components

          Annual compensation for the Company's executives consists of three elements -- salary, incentive and bonus payments, and stock options. Executives are also entitled to participate in the same benefit plans available to other employees. Base salaries are targeted to be moderate, yet competitive in relation to salaries commanded by those in similar positions with companies similar in size to the Company. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Individual salary determinations are based on experience, levels of responsibility, sustained performance and comparison to peers inside and outside the Company. The Compensation Committee determined that for 2000 an average 6.5% increase in base salary would be appropriate for a merit and cost of living adjustment.

          The Company's officers are eligible to receive incentive or bonus compensation in the discretion of the Compensation Committee based primarily on the attainment of certain goals and objectives and the executive's contributions to the Company. The Committee gave special consideration to those executives who made a material contribution to the achievement of corporate performance goals including development of various strategic corporate relationships, new product development, continued progress in the commercialization of the Company's technology and increased product revenues, in awarding incentive compensation. Management had also requested and the Committee agreed to authorize cash bonuses to other executive and nonexecutive employees totaling approximately 5.0% of total employee compensation with a reserve, at management's discretion, of up to an additional 2.0%.

          While 1999 generally reflected an increasingly competitive market for qualified and experienced personnel, the Company was nonetheless able to benefit from many continuous years of loyal service from several of its key executives. As a further retention device and reward to these executives, in 1998, to augment the Company's existing executive compensation components, the Compensation Committee established an incentive compensation program under which officers are eligible to receive over a two year period beginning in 1999 certain cash based incentive compensation. This program is structured in the form of Company loans ranging between 50% to 100% of the officer's annual base salary . A percentage of these loans up to 100% is forgiven subject to the continued employment of the officer in 2000 and 2001.

          Stock option awards are designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. The size of option grants is generally intended by the Compensation Committee to reflect the executive's position with the Company and his contributions to the Company. The Compensation Committee believes that stock options have been and remain an excellent vehicle for compensating its employees. In the previous year, the Compensation Committee had reserved a pool of 400,000 shares in October 1998 for issuance pursuant to stock option grants to all employees. As a further retention device, the Committee authorized that 200,000 shares of the October 1998 grant provide for 100% vesting on December 31, 1999. The Committee's objective was to significantly reduce the risk of loss of key employees within such time frame. For the current year, the Committee reserved a pool of 125,000 shares in June 1999 and 500,000 shares in October 1999 for issuance pursuant to stock option grants to employees. The Committee typically authorizes the grant of stock options vesting over a period of four years in order to incentivize each employee over a relatively significant period of time. However, the Committee authorized that the June 1999 grant provide 100% vesting upon the attainment of certain corporate objectives. In establishing the appropriate number of stock options to grant to the Company's employees and executives for 1999, the Committee determined that the total grants to the Company's employees and executives for the year as a proportion to the Company's ownership as a whole bore a reasonable relationship, being approximately 3.0%.

          The Committee continues to believe that stock option grants remain an important mechanism to incentivize employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve the Company's long-term stock market performance. Stock options, moreover, have been used to reward substantially all employees of the Company, not just at the executive officer level. The option program also typically uses a fouryear vesting, period, except as described above, to encourage key employees to continue in the employ of the Company.

1999 Compensation for the Chairman and Chief Executive Officer

          In considering the compensation for the Chairman and Chief Executive Officer and President for fiscal year 1999, the Committee reviewed his existing compensation arrangements and both Company and individual performance.

          The Compensation Committee has set Dr. Fan's annual compensation, including a significant portion of his compensation based upon the Company's stock option plan, to provide competitive compensation and to reflect Dr. Fan's senior position, his responsibilities, and his past and expected future contributions to the Company's success, with the objective of incentivizing him to achieve certain key milestones within a specified time frame.

          Dr. Fan's salary for fiscal 1999 was increased $45,000 from $280,000 to $325,000 reflecting in part a cost of living adjustment as well as an adjustment to reflect the increased duties and obligations of his position relative to other similarly situated chief executive officers. Dr. Fan also participates in the incentive compensation program described under the previous section of this report under which he is eligible to receive over a two year period incentive compensation based on up to 100% of his annual base salary, subject to Dr. Fan's continued employment with the Company. In 1999, the Compensation Committee granted Dr. Fan options for the purchase of 180,000 shares at exercise prices equal to the fair market value per share at the date of grant. The options are exercisable upon the achievement of certain corporate milestones, subject to Dr. Fan's continued employment with the Company. In addition, in October 1999, the Committee granted Dr. Fan an option for the purchase of 200,000 shares at an exercise price equal to the fair market value per share at the date of grant. These options vest ratably over a four year period. The Committee's objective was to incentivize the Chief Executive Officer to reach certain specific goals and objectives. In determining the overall incentive compensation granted to Dr. Fan, the Compensation Committee evaluated Dr. Fan's overall compensation package relative to that of other chief executives in the Company's industry, achievement of both individual and corporate 1999 performance goals previously described, the level of stock options granted to Dr. Fan in previous years and the need to continue to adequately incentivize Dr. Fan.

          Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The Committee has considered these new requirements and believes that grants pursuant to the Company's 1992 Stock Option Plan meet the requirement that they be "performance based" and, therefore, exempt from the limitations on deductibility. Historically, the combined salaries and bonuses of each of the Company's executive officers have been well under the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

                                        Compensation Committee


                                        Michael A. Wall, Chairman
                                        David E. Brook

                              SHAREHOLDER RETURN
                               PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market Total Return Index for U.S. Companies (the "NASDAQ Stock Market Index") and to the Chase Hambrecht & Quist Technology Index (the "Chase H&Q Technology Index") over the last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 1, 1995 and that all dividends were reinvested.

     COMPARISON OF CUMULATIVE RETURN


                              [Graph Appears Here]


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG KOPIN CORPORATION, NASDAQ STOCK
                  MARKET - U.S. INDEX AND CHASE H&Q TECHNOLOGY
                                     INDEX



                                                          NASDAQ Stock Market         Chase H&Q Technology
    Measurement Point          Kopin Corporation               -U.S.Index                    Index
    -----------------          -----------------               ----------                    -----

        12/31/94                    $100.00                     $100.00                     $100.00
        12/31/95                     139.02                      141.33                      149.52
        12/31/96                     115.85                      173.89                      185.84
        12/31/97                     164.02                      213.07                      217.87
        12/31/98                     204.88                      300.25                      338.89
        12/31/99                     819.51                      542.43                      756.85

           STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

       The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2000 by: (a) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (b) all Directors; (c) all named executive officers; and (d) all executive officers and directors of the Company as a group:

                                             Amount and Nature
                                               of Beneficial
                  Name                         Ownership (1)     Percent
                  ----                         -------------     -------

John C.C. Fan (2)......................          1,161,590         3.7

David E. Brook (3).....................             99,382          *

Andrew H. Chapman (4)..................             16,000          *

Morton Collins (3).....................             36,000          *

Chi Chia Hsieh (5).....................             42,000          *

Michael A. Wall (3)....................            220,804          *

Bor Yeu Tsaur (6)......................            161,440          *

Matthew J. Micci (7)...................             45,450          *

Daily S. Hill (8)......................             35,000          *

Richard A. Sneider (9).................             39,243          *

All directors and executive                      1,963,894         6.3
officers as a group (12 persons) (10)..

_____________________

*Less than 1%

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2) Includes 12,000 shares held by Dr. Fan's wife as custodian under the Uniform Gifts to Minors Act. Dr. Fan disclaims beneficial ownership of all such shares. Also includes 580,000 shares representing options that are currently exercisable or exercisable within 60 days.
(3) Includes 28,000 shares representing options that are currently exercisable or exercisable within 60 days.
(4) Includes 8,000 shares representing options that are currently exercisable or exercisable within 60 days.
(5) Includes 42,000 shares representing options that are currently exercisable or exercisable within 60 days.
(6) Includes 98,310 shares representing options that are currently exercisable or exercisable within 60 days.

(7) Includes 45,400 shares representing options that are currently exercisable or exercisable within 60 days.
(8) Includes 35,000 shares representing options that are currently exercisable or exercisable within 60 days.
(9) Includes 39,243 shares representing options that are currently exercisable or exercisable within 60 days.
(10) Includes 1,026,953 shares issuable to certain directors and executive officers pursuant to options that are currently exercisable or exercisable within 60 days.

Section 16(a)  Beneficial Ownership Reporting Compliance

       Based solely on a review of reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all reports required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934 were filed timely by the Company's directors, executive officers and 10% holders during Fiscal Year 1999, with the exception of the following:

(i) Mr. Gale filed one late Form 4 reporting two transactions; (ii) Mr. Hill filed one late Form 4 reporting two transactions; (iii) Mr. Micci filed one late Form 4 reporting two transactions; and (iv) Dr. Hsieh filed one late Form 5 reporting one transaction.

                                  PROPOSAL 2

            AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

     The current authorized capital stock of the Company consists of 3,000 shares of preferred stock, $.01 par value ("Preferred Stock"), and 60,000,000 shares of Common Stock, $.01 par value, of which no shares of Preferred Stock and 31,393,976 shares of Common Stock were issued and outstanding at March 31, 2000. The Board of Directors, on March 30, 2000, adopted a proposed amendment to Article FOURTH of the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 60,000,000 to 120,000,000 for submission to the stockholders at the Meeting.

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company and to ratably receive dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

     If the proposed amendment is approved, all or any part of the authorized but unissued shares of Common Stock may thereafter be issued without further approval from the stockholders, except as may be required by law or the policies of any stock exchange or stock market on which the shares of stock of the Company may be listed or quoted, for such purposes and on such terms as the Board of Directors may determine. Holders of the capital stock of the Company do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership.

     The proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock will reduce each existing stockholder's proportionate ownership.

     If the proposed amendment is adopted, Article FOURTH of the Certificate of Incorporation would be amended to read, in part, as follows:

          FOURTH:  The total number of shares of capital stock which the
          ------
     corporation shall have authority to issue is as follows:

                         Without Par      With
                         Value            Par Value                      Aggregate
     Class of Stock      No. of Shares    No. of Shares     Par Value    Amount
     --------------      -------------    -------------     ---------    ------
     Preferred           None                     3,000     $.01         $       30.00
     Common              None               120,000,000     $.01         $1,200,000.00

     The proposed amendment to Article FOURTH will not change any other aspect of Article FOURTH.

     The Board of Directors has determined that it would be appropriate for the Company to increase the number of its authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. The Board of Directors believes that the complexity of customary financing, employment and acquisition transactions requires that the Directors be able to respond promptly and effectively to opportunities that involve the issuance of shares of Common Stock. For example, if the proposal is approved, the Company will have the flexibility to authorize stock splits and stock dividends and to enter into joint ventures and corporate financings involving the issuance of shares of Common Stock. The Company has no present plans, agreements, understandings or arrangements regarding transactions expected to require issuance of the additional shares of Common Stock that would be authorized by the proposed amendment.

     The Board of Directors unanimously recommends that the stockholders adopt the proposed amendment. The affirmative vote of holders of at least a majority of the outstanding Common Stock is required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted FOR the proposed amendment.

                                  PROPOSAL 3

               AMENDMENT OF THE COMPANY'S 1992 STOCK OPTION PLAN

     The Board of Directors has authorized, subject to stockholder ratification, an increase in the number of shares available under the Company's 1992 Stock Option Plan (the "Plan") from 6,500,000 to 7,500,000 (including 606,102 shares issued upon exercise of options granted pursuant to the Company's 1985 Incentive Stock Option Plan, which was terminated in 1992). As of December 31, 1999 6,476,084 shares were issued or issuable upon exercise of options granted pursuant to the Plan.

     Purpose. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and directors of and advisers and consultants to the Company. The purpose of the proposed amendment is to provide the Company with additional capacity to award stock options to existing personnel and to attract qualified new employees, directors, advisers and consultants through grants of stock options.

     Administration. The Plan is administered by the Compensation Committee (the "Committee") which consists of directors of the Company appointed by its Board of Directors. Subject to the provisions of the Plan, the Committee has discretion to determine when awards are made, which employees are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Committee also has broad discretion to construe and interpret the Plan and adopt rules and regulations thereunder.

     Eligibility. Awards may be granted to persons who are employees of the Company whether or not officers or members of the Board of Directors of the Company and directors of or advisers or consultants to the Company. Pursuant to the Plan, incentive stock options may only be granted to employees, non-qualified stock options may be granted to directors, advisors and consultants of the Company as well as employees. The maximum number of shares issuable upon exercise of options granted in any one year to any employee of the Company pursuant to the Plan may not exceed 800,000 shares.

     Shares Subject to the Plan. The shares issued or to be issued under the Plan are shares of the Company's Common Stock, $.01 par value, which may be newly issued shares or shares held in the treasury or acquired in the open market. Previously, no more than 6,500,000 shares could be issued under the Plan (including 606,102 shares issued upon exercise of options granted pursuant to the Company's 1985 Incentive Stock Option Plan, which was terminated in 1992). The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company's capitalization.

     Stock Options. The Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted and no other options shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price shall not be less than the fair market value of the Company's Common Stock on the date of grant. The reported closing price of the Company's Common Stock by NASDAQ on April 14, 2000 was $52.875 per share.

     Payment for shares purchased upon exercise of any option must be made in full in cash or check when the option is exercised. No option is transferable except by will or the laws of descent and distribution and, during the optionee's lifetime, the option may be exercised only by the optionee provided, that the Compensation Committee may, in its discretion, authorize all or a portion of the options to be granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, former spouse, children (including stepchildren) or grandchildren of the optionee ("Immediate Family Members"),
(ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners including family limited partnerships controlled by the Optionee or (iv) to any other persons or entities in the discretion of the Compensation Committee subject to certain restrictions. If an optionee's employment terminates for any reason, including without limitation by reason of voluntary severance, involuntary severance, retirement, but not by reason of death, any options exercisable on the date of termination expire thirty days after such termination. If an optionee dies, any options exercisable at the time of such death may be exercised by the optionee's executor or administrator at any time within the shorter of the option period or 12 months after the date of death.

     Notwithstanding any other provision of the Plan, the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee in any calendar year shall not exceed $100,000.

     The Board of Directors has appointed the Compensation Committee, which during 1999 was composed of Messrs. David E. Brook and Michael A. Wall.

     The following is a brief and general discussion of the Federal income tax rules applicable to awards under the Plan. With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

                         Option Grants under the Plan
                            (as of March 31, 2000)

       Name                                            Options (Shares)
       ----                                            ----------------
     John C.C. Fan...............................           1,438,000
     Ronald P. Gale..............................             203,400
     Matthew J. Micci............................             123,800
     Bor Yeu Tsaur...............................             264,400
     Daily S. Hill...............................             119,800
     Matthew M. Zavracky.........................             213,000
     Richard A. Sneider..........................             150,000
     All executive officers
     as a group..................................           2,512,400
     All directors, excluding executive
     officers, as a group........................                   0
     All employees, excluding executive
     officers, as a group........................           3,412,454

     The Board recommends that the shareholders vote "FOR" the proposed amendment of the Plan and the enclosed proxy will be so voted unless a contrary vote is indicated. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy at the Meeting and entitled to vote is required for approval of the amendment of the Plan.

                                  PROPOSAL 4

                  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     Deloitte & Touche LLP, independent certified public accountants, have been auditors of the Company since 1985. The Board of Directors has recommended that the stockholders ratify the reappointment of Deloitte & Touche LLP as the Company's auditors for the current year.

     A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to answer any appropriate questions.

     The Board of Directors recommends that the shareholders vote "FOR" the proposal to ratify the appointment of Deloitte & Touche LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. In the event the appointment of Deloitte & Touche LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.


                             STOCKHOLDER PROPOSALS

     The Board will make provision for presentation of proposals by shareholders at the 2001 annual meeting of shareholders (or special meeting in lieu thereof) provided such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission. Such proposals must be received by the Company no later than March 11, 2001 to be included in the agenda for that meeting and must be received by the Company no later than December 22, 2000 to be considered for inclusion in the Company's proxy materials relating to that meeting.


                                    GENERAL

     The management of the Company knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

     The Company will provide free of charge to any Stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, a copy of the Company's annual report filed with the Securities and Exchange Commission on Form 10-K for the Company's fiscal year ended December 31, 1999. Requests for such report should be directed to Kopin Corporation, 695 Myles Standish Boulevard, Taunton, Massachusetts 02780,
Attention: Chief Financial Officer.

     The Company expects to hold its next stockholder meeting on or about May 24, 2001, and proxy materials in connection with that meeting are expected to be mailed approximately 30 days prior to the meeting.



                                                  JOHN C.C. FAN,
                                                  Chairman

                                     PROXY
                               KOPIN CORPORATION

                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                       BOARD OF DIRECTORS FOR THE ANNUAL
                MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2000

     The undersigned hereby appoints John C.C. Fan and Richard A. Sneider or either of them as Proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 25, 2000 at 10:00 a.m. at the Sheraton Framingham Hotel, 1657 Worcester Road, Framingham, Massachusetts, or any adjournment thereof, upon any and all matters which may properly be brought before the meeting or any adjournments thereof, hereby revoking all former proxies.



                                                            [SEE REVERSE
             CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE]

_______________________________________________________________________________
     Please mark
[X]  vote as in
     this example

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2),
(3), AND (4) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SUCH SPECIFICATION.

1. PROPOSAL TO ELECT DIRECTORS                                                                        FOR      AGAINST     ABSTAIN
NOMINEES: John C.C. Fan; David E. Brook; Andrew H. Chapman;
          Morton Collins; Chi-Chia Hsieh;  Michael A. Wall   2. PROPOSAL TO AMEND THE COMPANY'S       [_]        [_]         [_]
                                                                CERTIFICATE OF INCORPORATION
                   FOR         WITHHELD                         TO INCREASE THE NUMBER OF
                   [_]           [_]                            AUTHORIZED SHARES

[_]  For all nominees except as noted above                  3. PROPOSAL TO RATIFY THE AMENDMENT      [_]        [_]         [_]
                                                                TO THE COMPANY'S 1992 STOCK OPTION
                                                                PLAN TO INCREASE THE NUMBER OF
                                                                SHARES AUTHORIZED FOR ISSUANCE
                                                                UNDER THE PLAN.

                                                             4. PROPOSAL TO RATIFY THE APPOINTMENT    [_]        [_]         [_]
                                                                OF DELOITTE & TOUCHE LLP AS THE
                                                                INDEPENDENT PUBLIC ACCOUNTANTS
                                                                OF THE COMPANY
                                                             5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
                                                                SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [_]

                                                             PLEASE DATE AND SIGN exactly as your name(s) appears at left indicating where proper official position or representation capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such, when shares
                                                             have been issued in the name of two or more persons, all should sign.


      Signature___________________Date_______________                  Signature___________________Date_______________